Exhibit 10.7

CLAIRE OIL & GAS, INC.

7060 Phelan Blvd., Suite 102

Beaumont, Texas 77706-5978

March 15, 2011

Vanguard Energy Corporation

1330 Post Oak Boulevard

Suite 1600

Houston, Texas 77056

Re: FARMOUT LETTER AGREEMENT

Lots 14 thru 31, Josephine Milhorn Survey, A-387,

Hardin County, Texas.

Gentlemen:

This agreement (“Agreement”) is between Claire Oil & Gas, Inc., as the owner and holder of oil and gas rights in and under certain lands in the Josephine Milhom Survey, A-387, Hardin County, Texas, more particularly described as follows to-wit:

Tomlinson Tract:

100 acres, more or less, out of the Josephine Milhom Survey, A-387, Hardin County, Texas, sometimes referred to as the Tomlinson Unit, and being Lots 14 through 31 described in an instrument dated March 29, 2006, from WFMMS, Inc. to Claire and recorded at Vol. 1550, Page 146, Official Records of Hardin County, Texas, (see also Exhibit “A”) hereinafter referred to collectively as “said land,”

which desires that said land be further explored and developed and Vanguard Energy Corporation, which desires to conduct further operations for the exploration and development of said land for the mutual benefit of Claire Oil & Gas, Inc., and Vanguard Energy Corporation under the terms hereof.

In consideration of the premises set forth above, Claire Oil & Gas, Inc. (“Claire”) and Vanguard Energy Corporation (“Vanguard”) have agreed, and do hereby evidence their agreement, to the following:

1. VANGUARD WILL PERFORM THE COVENANTS HEREUNDER AND BE OTHERWISE BOUND HEREBY WITHOUT ANY COSTS OR EXPENSES WHATSOEVER TO CLAIRE, AND VANGUARD AGREES TO FULLY DEFEND, PROTECT AND INDEMNIFY, AND HOLD HARMLESS CLAIRE, ITS EMPLOYEES AND AGENTS, FROM AND AGAINST EACH AND EVERY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR

LAWSUIT, AND ANY LIABILITY, COST, EXPENSE, DAMAGE OR LOSS THAT MAY BE ASSERTED BY ANY THIRD PARTY, INCLUDING VANGUARD’S EMPLOYEES AND AGENTS, ARISING FROM OR ON ACCOUNT OF ANY OPERATIONS CONDUCTED BY VANGUARD OR FOR VANGUARD’S BENEFIT HEREUNDER.

2.           IF THIS AGREEMENT IS SUBJECT TO THE INDEMNITY LIMITATIONS IN CHAPTER 127 OF THE TEXAS CIVIL PRACTICES AND REMEDIES CODE (OR ANY SUCCESSOR STATUTE), AND SO LONG AS SUCH LIMITATIONS ARE IN FORCE, THE INDEMNIFYING PARTY COVENANTS AND AGREES TO SUPPORT THE INDEMNITY AND RELEASE OBLIGATIONS, BY CARRYING AMOUNTS OF INSURANCE OF THE TYPES AND IN THE AMOUNTS SPECIFIED BY THE PARTIES.

3.           WITH RESPECT TO THIS AGREEMENT, BOTH PARTIES AGREE THAT THIS STATEMENT COMPLIES WITH THE REQUIREMENT, KNOWN AS THE EXPRESS NEGLIGENCE RULE, TO EXPRESSLY STATE IN A CONSPICUOUS MANNER TO AFFORD FAIR AND ADEQUATE NOTICE THAT THIS AGREEMENT HAS PROVISIONS REQUIRING ONE PARTY (THE INDEMNITOR) TO BE RESPONSIBLE FOR THE NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANOTHER PARTY (THE INDEMNITEE). EACH PARTY AGREES THAT ANY PORTION OF THIS AGREEMENT WHICH HAS PROVISIONS IN TYPEFACE AS IN THIS SECTION ARE SET FORTH IN A CONSPICOUS MANNER.

4.           THE INDEMNIFYING PARTY REPRESENTS TO THE INDEMNIFIED PARTY: (1) THAT IT, THE INDEMNIFYING PARTY, HAS CONSULTED AN ATTORNEY CONCERNING THIS AGREEMENT OR, IF IT HAS NOT CONSULTED AN ATTORNEY, THAT IT WAS PROVIDED THE OPPORTUNITY AND HAD THE ABILITY TO SO CONSULT, BUT MADE AN INFORMED DECISION NOT TO DO SO, AND (2) THAT IT, THE INDEMNIFYING PARTY, FULLY UNDERSTAND ITS OBLIGATIONS UNDER THIS AGREEMENT.

Test Well

5.           Vanguard’s initial well, hereinafter referred to as “Test Well,” shall be at a mutually agreeable legal location on said land. Vanguard shall commence on or before August 15, 2011, time being of the essence, the actual drilling of said well with a rig capable of drilling from the surface to total depth and shall prosecute such drilling with reasonable diligence, prudence, and in a workmanlike manner, with no cessation of over thirty (30) consecutive days, to a depth (the “Contract Depth”) which shall be a subsurface depth equal to 100 feet below the stratigraphic equivalent of the deepest depth drilled in any current well, producing or not, on said land; provided, however, that if Vanguard encounters a commercially productive horizon, zone or formation before reaching such depth, and elects to make a completion attempt at that depth, then the depth at which the completion attempt is made shall be deemed to be the “Contract Depth.” If, after reaching Contract Depth, Vanguard determines that a completion attempt is not justified or an attempted completion fails to achieve a Commercial Well, as hereinafter defined, then the Test Well shall be plugged and abandoned in accordance with paragraph 23 below. The term “actual drilling operations,” as used in this Agreement, means that a rig capable of drilling to the Contract Depth is properly positioned and anchored over the hole, the kelly has been picked up and the first joint of drill pipe is ready to be lowered into the hole. Vanguard shall perform all work necessary to complete said well as a well capable of producing oil and/or gas in paying quantities from such formation, provided that, in the event said well cannot be completed in such formation, Vanguard may complete it in any other formation encountered in said land or as a dry hole. Vanguard shall complete said well within thirty (30) days from the date of cessation of actual drilling thereon and the completion date shall be deemed to be the date approved by the applicable regulatory body as the completion date or the date of plugging and abandonment, as the case may be.

6.           Vanguard shall notify Claire when the location for the Test Well is staked, when the material for the drilling of the Test Well is moved to the location and when actual drilling of the Test Well is commenced. Claire’s agents and employees shall have access to the Test Well, including access to the derrick floor, at all times. Vanguard shall provide Claire, upon Claire’s request, copies of all filings with regulatory commissions and other information, to the extent the same is available to Vanguard. including, but not limited to, well location plats, drilling permits, completion reports, test reports and well logs. If requested by Claire, Vanguard shall, as well, provide copies of daily drilling reports, production reports, run tickets, gas purchaser’s statements showing volume and price, and all other information obtained; provided that if Claire is receiving payments directly from a purchaser of production, Vanguard shall not be required to furnish duplicate information.

7.           Vanguard shall test each prospective oil or gas horizon if it would be tested by a prudent operator and shall notify Claire when, as and if such horizon is to be tested and allow Claire sufficient time to have a representative present when such horizon is tested. If warranted, Vanguard shall, in accordance with good oil field practices, use its best efforts to complete the Test Well as a Commercial Well, or if the Test Well, in the reasonable judgment of Vanguard is not a Commercial Well (and Vanguard has complied with the provisions of paragraph 23), Vanguard shall plug and abandon the Test Well. As used in this Agreement, a completion means that the Test Well has been fully equipped for the taking of production, through and including the tanks for an oil well and through and including the christmas tree for a gas well. As used in this Agreement, plugging and abandonment shall mean that all the actions contemplated in paragraph 23 have occurred.

8.           In drilling, completing, equipping and operating or plugging and abandoning of the Test Well, Vanguard shall observe and comply with the terms and provisions of any and all leases in effect and all applicable laws, ordinances, regulations and orders of all governmental authorities and agencies. The entire cost, risk and expense of drilling, testing, completing, equipping and operating or if applicable, plugging and abandoning, of the Test Well shall be borne solely by Vanguard (except if the Test Well is taken over by Claire as hereinafter provided).

9.             In the event of Vanguard’s failure to commence actual drilling of said Test Well before August 15, 2011, as required above and to the required depth as set out above, all rights granted to Vanguard hereunder shall, ipso facto, terminate and revert to Claire.

Additional Wells

10.           After the drilling of the Test Well, Vanguard may, thereafter, continue to drill wells on said land, each of which shall be drilled upon the same conditions and subject to the same requirements as the Test Well, all of which shall be drilled at locations of Vanguard’s choice upon said land.

11.         Vanguard shall be obligated to commence actual drilling operations on no less than six wells per year, including in the first year, the Test Well; provided, however, that if Vanguard should fail to drill six wells in a year on a cumulative basis, then the only penalty shall be that Vanguard shall forfeit any right to continue drilling wells, but shall be entitled to retain all rights for the wells that have been drilled by Vanguard, as described below. For the purposes of determining a year, a year shall commence on midnight on the date that actual drilling operations have commenced on the Test Well, and shall end at midnight 364 days thereafter (365 days in cases of leap years), and each subsequent year of this Agreement shall be computed in a like fashion.

12.         If, in any one year, Vanguard should commence actual drilling operations for more than six wells, then the obligations of Vanguard for the succeeding year shall be reduced by the number of wells for which Vanguard commenced actual drilling operations, so that, for example, if Vanguard should commence actual drilling operations for eight wells in one year, then the following year, Vanguard shall only be obligated to drill four wells.

Operations on Lands

13.         Vanguard shall conduct all operations on said land as a reasonably prudent operator. Claire consents to Vanguard employing a contract operator, which Vanguard anticipates will be an affiliate or associated company of Claire, and all operations shall be conducted in accordance with the terms and provisions of a joint operating agreement, appropriately modified, a copy of which is attached as Exhibit B to this Agreement. Vanguard agrees it will not remove or replace the contract operator named therein, without the express written consent of the Claire, which consent shall not be unreasonably withheld.

14.         Claire agrees with, and represents to, Vanguard that the party to be named as the contract operator in the joint operating agreement shall be properly qualified to operate by the Railroad Commission of Texas and shall have posted all bonds, and obtained all other permissions and permits necessary for it to conduct operations on said land, in accordance with the provisions of this Agreement and the joint operating agreement. Claire agrees that if the contract operator fails to maintain all licenses and permits or allows the bonds to lapse, that the same shall be cause for immediate removal of the contract operator, and that no consent shall be required under such circumstances.

15.         The parties acknowledge and agree that portions of said land are, and will continue to be, owned by Claire and that operations will continue to be conducted by Claire. Accordingly, each party will cooperate with the other to ensure that operations conducted by a party shall not unduly interfere with operations conducted by the other. The parties further acknowledge and agree that said land and this Agreement are subject to, and require with reasonable accommodation of, pipeline and subsurface storage uses of Claire and its assigns.

Assignment of Interest

16.         Subject to the terms and conditions of this Agreement and to the reversion provisions contained herein if Vanguard fails to perform hereunder, solely for the purposes of ensuring Vanguard has the right to enter upon said land, and to conduct operations as contemplated by this Agreement, Claire hereby grants to Vanguard, without warranties or covenants of title, express or implied, the right to enter upon said land and to conduct the operations contemplated in this Agreement.

17.         At any time after the commencement of actual drilling operations for any well drilled by Vanguard hereunder, and upon a written request by Vanguard, Claire shall execute and deliver a recordable form of assignment, substantially in the form as set forth in Exhibit C (the “Assignment”) evidencing the interest assigned and conveyed pursuant to this Agreement. For the convenience of the parties, Claire and Vanguard may be delayed for a period of time, and may cover more than one well.

18.         The Assignment by Claire to Vanguard shall be subject to, and with reasonable accommodation of, pipeline and subsurface storage uses of Claire, and its assigns, and shall be limited to and include oil and gas rights of Claire from the surface of the earth to all depths of oil and gas horizons owned by Claire, and shall cover an amount of surface acreage equal to the maximum size proration unit for a well drilled to the Contract Depth as prescribed or permitted by the field rules therefor as promulgated by any regulatory agency having jurisdiction, or if no specific rules are prescribed or permitted, then a surface acreage equal to 2 acres if a well is completed as an oil well. If a well is completed as a gas well, which the parties do not contemplate, then the Assignment by Claire to Vanguard shall be limited to and shall include oil and gas rights of Claire in an amount of acreage equal to the maximum size proration unit for a gas well, less portions of said land already attributed to one or more producing wells. Any Assignment shall provide that the acreage covered thereby shall be as nearly as possible in the form of a square, with the well located in the middle thereof.

19.         The Assignment by Claire to Vanguard shall be further subject and burdened by a royalty and/or an overriding royalty interest reserved by, and in favor of, Claire, and Claire’s successors and assigns, equal to the difference between 25% less that percentage of production which has been reserved or excepted by a lessor or any other party entitled to receive a portion of the royalties stated in any lease in effect, or any overriding royalty interests, production payments, net profits obligations, carried working interests and other payments out of or measured by production from the Lands, whether of record or not (the “Reserved Override”), so that Vanguard shall receive a net revenue interest of 75% in and to all production from the well or wells drilled under this Agreement on said land. This reserved interest in Claire shall be subject to proportionate reduction as set forth in the Assignment and shall be free of all development, production, marketing and operating expenses and charges of any other nature and otherwise as described in the Assignment, but the reserved interest shall be subject to its pro rata share of applicable ad valorem and production taxes.

20.         The Assignment by Claire to Vanguard shall further provide that Vanguard shall share in the production from the well or wells drilled under this Agreement on said land as of the date of the first production of oil or gas therefrom.

21.         Before Claire’s execution and delivery of the Assignment, Claire shall not execute any instrument which mortgages, pledges, hypothecates or otherwise subjects the Leases and the Lands to any liens, security interest or other claims of third parties or would decrease the net revenue interest of Vanguard below 75%. At no time before any Assignment shall Claire surrender any leases of said land, in whole or in part, without the prior written consent of Vanguard.

22.         The terms and provisions of this Agreement shall survive the execution, acknowledgment and delivery of the Assignment and shall not be merged therein. If the events described in paragraph 11. do not occur, Vanguard’s further rights under this Agreement shall terminate, and all remaining unassigned rights, titles and interests shall immediately revert to and vest in Claire, its successors and assigns, without the need of any further action on the part of Claire or its successors and assigns.

Plugging and Abandonment

23.         If Vanguard determines that any well should be plugged and abandoned, Vanguard shall notify Claire of its intent to plug and abandon the well and Claire shall have a period of 48 hours within which to elect, at its sole costs and expense, to take over all operations pertaining to the well. If Claire elects to exercise the option granted above, then this Agreement shall terminate, ipso facto, only with respect to the well being taken over by Claire and all rights of Vanguard in that well shall revert to Claire, and Vanguard shall immediately surrender all operations to Claire and shall, upon request, assist Claire in the assumption of such operations. Claire’s exercise of the above option shall entitle Vanguard to receive the salvage value, if any, of the salvageable equipment and material in the well, but only to the extent of the interest assigned by Claire; however, Claire’s exercise of the above option shall not relieve Vanguard of its obligations hereunder as to costs, expenses or other claims incurred or accruing prior to Claire’s exercise of the above option. In addition, Vanguard shall bear and pay all stand-by costs incurred during the 48 hour period pending Claire’s response. For the purposes of this Agreement, “Salvage Value” of the salvageable equipment and material in the well shall be determined in accordance with the standards of bulletins and requirements of the Council of Petroleum Accountants Society.

24.         If Claire elects not to exercise the option granted above to take over operations as to the well if it is to be plugged and abandoned, Vanguard at its sole cost and expense shall promptly proceed to plug and abandon the well in accordance with the applicable statutes and rules and regulations of the governmental agencies having jurisdiction thereof. In addition, Vanguard at its sole cost and expense, shall restore said land to its former state (which shall include the filling of all pits, removal of all equipment and material), and doing of all things necessary to comply with the terms and conditions of any leases in effect, as well as any applicable statutes and rules and regulations of the governmental agencies having jurisdiction thereof.

Commercial Well

25.         For purposes of this Agreement, a “Commercial Well” shall mean an oil or gas well capable of actually producing oil or gas in paying quantities and (1) which is placed in actual production or (2) a well which is completed as a shut-in gas well and which is capable of producing gas in paying quantities.

Title Information; Data

26.         Claire agrees to cooperate with and to assist Vanguard in reviewing Claire’s title information and in obtaining title information as Vanguard may desire from third parties, so long as the same may be accomplished without cost or undue burden upon Claire. Vanguard may make copies of all information furnished to Vanguard, but if Vanguard does not drill the Test Well, Vanguard shall either forward the copies to Claire, or alternatively, delete and destroy the same. There shall be no obligation on the part of Claire to purchase new or supplemental abstracts, obtain any title opinions or to do any curative work in connection with title to said land. If Vanguard obtains any additional title information, opinions or curative work, it shall provide same to Claire. If the title information that Claire has is, in Vanguard’s reasonable estimation, insufficient, then Vanguard may, at Vanguard’s option and at Vanguard’s sole cost and expense, conduct additional reviews of title, including, without limitation, obtaining title opinions, run sheets or other data, as Vanguard may elect.

27.         Claire does not, by furnishing title information or any other data or information to Vanguard, or cooperating with and assisting Vanguard in obtaining title information from third parties, warrant or represent to Vanguard the accuracy or completeness thereof, and Vanguard shall rely upon the title information or any other data or information at its sole risk.

28.         Vanguard agrees that any and all title information or any other data or information relating to said land shall remain confidential in character, and Vanguard shall not disclose the title information or other data to any party without Claire’s prior written consent; provided, however, that Vanguard may disclose the Title Information and any other additional information to attorneys, landmen or other professionals engaged by Vanguard to review title in furtherance of Vanguard’s obligations under this Agreement.

29.         If at any time before August 15, 2011, Vanguard determines to enter into title curative agreements with third parties to which Claire does not consent or which may result in a conflict with Claire, Vanguard may, at Vanguard’s option, tender the sum of $1,000.000.00 to Claire and Claire shall in consideration thereof convey all Claire’s oil and gas rights in said land to Vanguard, or Vanguard’s assigns.

Extensions. Renewals And New Leases

30.         Should Vanguard or any party or entity acting on Vanguard’s behalf extend, renew or obtain a new oil, gas and mineral lease covering an interest in and to said land, any such extension, renewal or new oil, gas and mineral lease shall become subject to this Agreement, and the rights and interests of Claire shall attach and apply to such extension, renewal or new oil, gas and mineral lease with the same force and effect as Claire’s original rights, less the 75% net revenue interest assigned to Vanguard described above.

Termination Of Agreement

31.         Should the rights of Vanguard under this Agreement revert to Claire as provided herein, Claire may request that Vanguard execute and deliver such instruments as may be reasonably necessary to evidence such reversion. The rights of Vanguard under this Agreement shall revert to Claire free and clear of all subsequent burdens.

Further Assurances

32.         At any time and from time to time any party hereto at the request of the other party shall execute and deliver or use its commercially reasonable efforts to cause to be executed and delivered all assignments, documents and instruments that may be reasonably necessary or desirable to carry out the intents and purposes of this Agreement.

Relationship of Parties

33.         It is not the intention of the parties to create a partnership, association, trust or other business entity cognizable in law. The duties, obligations and liabilities of the parties are intended and declared to be separate and individual and not joint or collective, and nothing contained in this Agreement, or in any agreement made pursuant hereto, shall ever be construed to create a partnership, association, trust or other business entity cognizable in law for any purpose, or to impose a partnership or fiduciary duty, obligation or liability with respect to the parties. Each party shall be individually responsible only for its own obligations as set out in this Agreement.

34.         In their relations with each other under this Agreement, the parties shall not be considered fiduciaries or, except as provided in paragraph 28, to have established a confidential relationship but rather shall be free to act on an arm’s-length basis in accordance with their own respective self-interest, subject, however, to the obligation of the parties to act in good faith and fairly in their dealings with each other with respect to activities hereunder.

35.         If, for federal income tax purposes, this Agreement and the operations hereunder are regarded as a partnership, then each party elects to be excluded from the application of the provisions of Subchapter K, Chapter 1, Subtitle A of the Internal Revenue Code of 1986 (the “Code”), as permitted and authorized by Section 761 of the Code and the regulations promulgated thereunder. Vanguard is authorized and directed to execute on behalf of each party hereby affected such evidence of this election as may be required by the Secretary of the Treasury of the United States or the Internal Revenue Service, including, without limitation, all of the returns, statements and data required by Treasury Regulations § 1.761, or any successor regulation thereto. Should there be any requirement that any party give further evidence of this election, each party shall execute such documents and furnish such other evidence as may be required by the Internal Revenue Service or as necessary to evidence this election. No party shall give any notices or take any other action inconsistent with the election made hereby. If any present or future income tax laws of the state or states in which the Leases are located or any future income tax laws of the United States contain provisions similar to those in Subchapter K, Chapter 1, Subtitle A of the Code, under which an election similar to that provided by Section 761 of the Code is permitted, each party hereby affected shall make such election as may be permitted or required by such laws. In making the foregoing election, each party states that the income derived by such party from operations hereunder can be adequately determined without the computation of partnership taxable income.

Memorandum

36.         To evidence the agreement of the parties, and to place third parties on notice thereof, the parties shall execute, acknowledge, deliver and record a memorandum of agreement, substantially in the form as set forth on Exhibit D hereto.

Notices

37.           Subject to Exhibit B attached hereto, any notices, claims, requests, demands and other communications required or permitted to be given hereunder shall be in writing, and may be given by personal delivery, by courier, by mail, by electronic mail or by facsimile machine addressed to the party to whom such notice is directed. A notice shall be effective as follows: if by personal delivery, upon the receipt thereof; if by courier service, upon receipt by the receiving party from the courier service; if by mail, three days after delivery thereof to the postal authorities, all first class postage pre-paid; if by electronic mail or facsimile machine, upon confirmation by the transmitting party from the receiving party that such facsimile was received. Each party’s proper address for the receipt of notices (other than those specifically set forth in Exhibit B) are set forth on page 1 hereof.

Applicable Law

38.         ALL ACTIONS ARISING UNDER THIS AGREEMENT OR BETWEEN THE PARTIES HERETO SHALL BE DETERMINED BY COURTS OF THE COUNTY OF HARDIN, STATE OF TEXAS, IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF TEXAS. AS A CONDITION OF, AND IN CONSIDERATION FOR, THIS AGREEMENT, VANGUARD, FOR ITSELF AND FOR ITS SUCCESSORS AND ASSIGNS, HEREBY EXPRESSLY WAIVES FEDERAL DIVERSITY JURISDICTION. ANY ATTEMPT BY VANGUARD, OR ITS SUCCESSORS OR ASSIGNS, TO INVOKE FEDERAL DIVERSITY JURISDICTION SHALL, IPSO FACTO, TERMINA   IL VANGUARD’S RIGHTS UNDER THE AGREEMENT.

Waiver

39.         No consent or waiver, express or implied, by either party to or of any breach or default by the other party in the performance by that other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such party of the same or any other obligations of such party under this Agreement or any document executed in connection herewith. The failure by a party to complain of any act or failure to act or any other party, or to declare such party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights under this Agreement or any document executed in connection herewith.

Amendments

40.         This Agreement and the Exhibits hereto (which are incorporated herein by reference and made a part hereof), set forth the entire agreement and understanding of the parties and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof. No officer, director, employee or agent of Vanguard or Claire may amend, alter, supplement, change or modify this Agreement nor any Exhibit or other document executed in connection herewith, except by a written instrument executed by a duly authorized officer or agent of Vanguard and a duly authorized officer or agent of Claire. Each party specifically agrees with the other that any attempted oral modification or written modification, except as specifically set forth herein shall be void, ab initio and shall not be construed as, nor shall it be, a modification of this Agreement or any document executed in connection herewith.

Severability

41.         If any provision of this Agreement or any document executed in connection herewith or the application thereof to any party or circumstance shall be invalid or unenforceable to any extent, then the remainder of this Agreement or any document executed in connection herewith, as applicable, and the application of such provision to other parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Withdrawal of Agreement

42.         If this Agreement is not executed and returned to Vanguard in the manner provided below, and received by Vanguard on or before the close of business ten calendar days after the date set forth on page 1 of this Agreement, then this Agreement shall be deemed to be an offer and such offer shall be deemed withdrawn as of and at the close of business, as of the tenth day after the date set forth on page 1 hereof.

Counterparts; Effective Date

43.         This Agreement has been prepared in multiple counterparts, each of which shall be construed as, or when taken together shall be construed as, a single original. This Agreement shall be effective, as between the parties hereto, as of the date set forth on page 1 hereof, even though it may be executed on a later date.

If the foregoing correctly sets forth the understanding of the parties in respect of the subject matter hereof, please execute all counterpart originals hereof, and return two counterparts to the address shown on the letterhead, to the attention of the undersigned.

Respectfully yours,

/s/ Crystal Rae Smith

RKW/rc	Crystal Rae Smith, President

Agreed and Accepted this, 29th day of March, 2011, but effective as of March 15, 2011.

Vanguard Energy Corporation

By:	/s/ Warren M. Dillard
Warren M. Dillard, President

Vanguard Farmout Agree from Clare Oil without Exhs. 4-25-11